Exhibit 99.3

Zayo Group, LLC Closes $700 Million Senior Notes Offering

Boulder, Colo. – January 23, 2015 – Zayo Group, LLC (“Zayo”), a subsidiary of Zayo Group Holdings, Inc. (NYSE:ZAYO) and international provider of Bandwidth Infrastructure services, announced today it has closed its previously announced offering of $700 million aggregate principal amount of 6.00% Senior Notes due 2023, in a private offering conducted pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended.

Zayo intends to use the net proceeds from the offering to fund the purchase price to be paid in connection with Zayo’s pending acquisition of Latisys, which was previously announced on January 14, 2015.

The notes have not been and will not be registered under the Securities Act and are being offered and sold in the United States only to qualified institutional buyers in reliance on Rule 144A under the Securities Act and to certain non-U.S. persons in transactions outside the United States in reliance on Regulation S under the Securities Act.

For more information on Zayo’s network, visit www.zayo.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities nor shall there be any offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements regarding the Company’s plans, intentions and expectations. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. These risks include, but are not limited to, market conditions and other factors that could affect the Company’s ability to complete the proposed debt offering. A more extensive discussion of the risk factors that could impact these areas and the Company’s overall business and financial performance can be found in the Company’s reports and other filings filed with the Securities and Exchange Commission. Given these concerns, investors and analysts should not place undue reliance on forward-looking statements.

About Zayo Group

Based in Boulder, Colo., Zayo Group Holdings, Inc. (NYSE: ZAYO) is a publicly traded company that provides comprehensive Bandwidth Infrastructure services in over 300 markets throughout the US and Europe. Zayo delivers a full suite of lit services and dark fiber products to wireline and wireless customers, data centers, Internet content providers, high-bandwidth enterprises, and government agencies across its robust 81,500 route mile network. The company also offers 37 carrier-neutral colocation facilities (prior to Latisys) across the US and France. Please visit www.zayo.com for more information about Zayo and its fiber solutions.